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                                                                 EXHIBIT 99.101


                                      NOTE


USD3,493,125                                                  December 21, 1998


Cooper Industries, Inc. an Ohio corporation ("Borrower"), promises to pay to CS Holdings International Inc., a Cayman Islands corporation ("Lender"), USD3,493,125 together with interest on the outstanding principal at the rate of 6.00% per annum. Interest shall be computed on the basis of a year of 365 days.

The principal amount of this note and the accrued interest thereon shall be due and payable on February 26, 1999.

The Borrower waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this note.

The interest paid hereon shall not exceed the maximum rate permitted by law.

This note shall be governed by and construed in accordance with the laws of the State of Texas.



COOPER INDUSTRIES, INC.



By:     /s/ Alan J. Hill
    --------------------------------
Title:  Vice President and Treasurer